Exhibit 99.1 – Press Release

TOTAL NUTRACEUTICAL SOLUTIONS MUSHROOM STUDY
REVEALS INCREASED BIOLOGIC SURVIVAL

AGARICUS BLAZEI MURILL SIGNIFICANTLY INCREASES SURVIVAL
OF NUTRITIONALLY DEPRIVED ORGANISM

September 30, 2009

STEVENSON, Wash. --( BUSINESS WIRE)-- Total Nutraceutical Solutions, Inc. (TNS) (OTCBB:TNUS), announced today that a proprietary grown mushroom, Agaricus blazei Murill (AbM) by Sylvan Bio, Inc. and Creekside Mushrooms Limited, has shown a significant increase in survival of a live biologic model, Drosophila melanogaster (Drosophila).

This breakthrough study revealed that ingestion of a natural organic edible whole food could increase biologic survival. Unaltered and Vitamin D2 enriched AbM dried powders significantly increased survival above controls, 4% and 15% respectively. The study was performed under contract by Model BioSystems Inc, using a proprietary Drosophila biologic model developed in the laboratory of Dr. Krishna Bhat, University of Texas, Galveston, Texas. This unique live model system can evaluate the effect of a given compound/ingredient for survival on a nutritionally deficient diet. The fruit fly, now a standard model in genetic research, is an ideal research tool since it develops from fertilized egg to embryo within nine days. A special proprietary preparation of AbM was prepared and enriched with vitamin D2 by exposure to short bursts of pulsed UV light and complete unaltered dried powders of AbM, unexposed and exposed, were studied in a blinded investigator protocol; the total study involved over 1,000 Drosophila with 120 organisms in each group.

Vitamin D, called the ‘sunshine vitamin,’ has recently received much attention as a needed nutritional supplement to improve human health. Decreased levels of vitamin D have been associated with a range of diseases, such as, osteoporosis, osteoarthritis, cancer of the breast, diabetes, cardiovascular disease, and many others.

TNS has filed a “Use Patent Application” on these breakthrough nutritional findings with the United States Patent Office.

“The ability of a natural organic whole food, such as Agaricus blazei Murill, to increase biologic survival, is a welcome breakthrough in healthcare as more and more people demand natural alternatives to prevent disease,” stated Marvin S. Hausman MD, CEO, Total Nutraceutical Solutions, Inc. “These new and exciting results empower people worldwide with a key wellness tool.”

“We believe that the unique, proprietary technology used to produce these mushrooms, contributes significantly to the success of the TNS study” commented Dr. Mark Wach, Sylvan’s Vice President and Director of Research. “We are excited about the use of live biologic models in helping to quantify the healthcare potential of our mushroom products.”

Sylvan Bio, Inc. is an emerging leader in providing innovative fungal products to a variety of industries.  Based in Kittanning, Pennsylvania, it is a wholly owned subsidiary of Sylvan Inc., also based in Kittanning.  Sylvan Inc. serves mushroom, agricultural and nutraceutical markets through its prominence in fungal technology and solid-substrate fermentation.

Creekside Mushrooms Limited is the largest single site fully integrated and highly technological “underground” mushroom growing farm in the world.  Creekside’s unique underground farm is scientifically monitored to provide ideal year-round growing conditions for consistently producing the highest quality mushroom, which are 100% organic.

About Total Nutraceutical Solutions, Inc.:

Total Nutraceutical Solutions, Inc. (TNS), is an emerging nutraceutical company with a focus on discovering, formulating and marketing products composed primarily of organic natural mushroom compounds that contain bioactive nutrients for potential health benefits. TNS develops production and analytic technologies for food and nutritional supplements composed primarily of mushrooms and their mycelial biomasses. Novel clinical models and biomarkers are used to show nutritional and clinical efficacy of our products. In addition to preventative healthcare formulations and nutritional approaches to a wide variety of human conditions and illnesses, TNS also develops and acquires breakthrough nutritional tools and products in the fields of animal husbandry and livestock feeds.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, the risks associated with the transaction described in this press release, and other risks identified in the filings by Total Nutraceutical Solutions (TNS), Inc., with the Securities and Exchange Commission. Further information on risks faced by TNS are detailed in the Form 10-K for the year ended December 31, 2008, and in its subsequent Quarterly Reports on Form 10-Q. These filings are or will become available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. TNS does not undertake any obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts

Total Nutraceutical Solutions, Inc.
Roberta Matta, 509-427-5132
www.totalnutraceutical.com